Exhibit 10.5

TRANSITION Assistance AGREEMENT

This Transition Assistance Agreement (“Agreement”) is entered into effective as of October 17, 2022 (the “Effective Date”), by and between CC Acquisition Corp., a Nevada corporation (“Buyer”) and Burlington Capital, LLC (“Burlington”). Burlington and Buyer are from time to time referred to in this Agreement separately as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to them in that certain Purchase and Sale Agreement by and between the Buyer, Burlington, CleanCore Solutions, LLC, a Delaware limited liability company (“CleanCore”), TetraClean Systems, LLC, a Delaware limited liability company (“TetraClean”) and Food Safety Technologies, LLC, a Delaware limited liability company (“Food Safety” and, together with CleanCore and TetraClean, the “Sellers” and each a “Seller”), dated October 17, 2022 (the “Purchase Agreement”).

RECITALS

A. On October 17, 2022, Burlington, Buyer and the Sellers entered into the Purchase Agreement, pursuant to which Sellers agreed to sell to Buyer, and Buyer agreed to purchase from Sellers the Transferred Assets based on the terms and conditions provided therein.

B. On the date hereof, parties are consummating the transactions contemplated by the Purchase Agreement.

C. Prior to the date hereof, certain functions of the Business have been supported by services provided or arranged by Burlington and certain of its Affiliates, and Buyer has the need for certain services as described on Exhibit A hereto to be performed for the benefit of the Buyer from time to time to continue the ordinary course of such Business (as more fully described in Section 1.1(a) below, collectively, the “Services”).

D. Burlington is able and willing to provide the Services to Buyer, and Buyer desires to engage Burlington on an arm’s length basis as an independent contractor to provide the Services in accordance with the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the mutual promises, representations and covenants contained in this Agreement and in the Purchase Agreement, the Parties agree as follows:

Article I
RETENTION OF BURLINGTON

Section 1.1 Performance of Services.

(a) Buyer hereby engages and retains Burlington to perform the Services and Burlington hereby accepts and agrees to provide such Services to Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement (including Exhibit A). All Services to be provided by Seller hereunder shall be performed under the direction of Buyer for the 30 day period beginning as of the Effective Date (the “Service Period”); provided, however, that Buyer may extend the Service Period for additional 30 day periods to the extent it determines it is reasonably necessary to do so long as Buyer notifies Seller of its determination to extend such Service Period at least 10 days prior to the expiration of the then scheduled termination of the Service Period, provided that unless otherwise agreed by Seller, in no event will Buyer extend the Service Period of any specific Service beyond March 31, 2023. The Parties understand that Buyer will immediately commence a 2-year PCAOB audit on the business. Timely responses to questions relating to this audit is in the best interest of the Parties. Burlington will be available to answer and assist with any questions surrounding the business, including but not limited to, the financials and bookkeeping, and to provide any history and institutional knowledge as requested by Buyer. Burlington will also assist in providing social media transitional support as well as IT support (the “Services”).

(b) Burlington shall determine the corporate facilities, personnel and resources to be used in rendering the Services and, except as specifically provided in Exhibit A, the individuals who will render such Services; provided, however, that unless otherwise agreed by the Parties, Burlington will use commercially reasonable efforts to use corporate facilities, personnel and resources that are consistent with the manner in which the Services were performed prior to and as of the date of the Purchase Agreement.

(c) Burlington will assist Buyer in the transition of the Services to Buyer, one of Buyer’s Affiliates or another third party provider, provided, that each of the Parties acknowledges and agrees that neither Burlington nor any of its Affiliates shall be responsible for any costs, expenses, losses or other consequences arising from the inability or failure on the part of Buyer or any of its Affiliates to provide the Services for itself or to arrange for replacement services to be provided by third parties, in either case, from and after the expiration of Burlington’s obligations hereunder to provide such Services.

Section 1.2 Outside Services and Expenses. Except to the extent set forth in Exhibit A , each Party will bear all costs and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement and the provision of Services.

Section 1.3 Disclaimer

EXCEPT AS EXPRESSLY PROVIDED IN SECTION 1.1, (A) BURLINGTON MAKES NO GUARANTEES OR WARRANTIES OF THE SERVICES TO BE PROVIDED HEREUNDER, (B) THE SERVICES WILL BE PROVIDED ON AN “AS IS” AND “WITH ALL FAULTS” BASIS AND (C) THERE ARE NO EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR GUARANTEES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, RELATING TO THE SERVICES OR THE QUALITY OR RESULTS OF THE SERVICES TO BE PERFORMED UNDER THIS AGREEMENT, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED. BURLINGTON MAKES NO GUARANTEE OR WARRANTY OF THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY DATA PROVIDED TO BUYER.

Section 1.4 Systems Access. To the extent that a Party and/or its Affiliates will be given access to the computer system(s), infrastructure, databases, software, facilities or networks of the other Party or of any third-party provider (“Systems”), such access shall be limited to access reasonably required in connection with performance or receipt of the Services. Each Party shall cause its personnel and any personnel of its Affiliates with such access to comply with the system security policies, standards, procedures and requirements of the other Party or any third-party provider, as reasonably revised from time to time, with regard to the Systems or in any applicable license agreement or lease agreement in effect with regard to the Systems (the “Security Regulations”), and will not tamper with, compromise or circumvent any security or audit measures employed by the other Party or any third-party provider, as applicable; provided, in either case, that such Party has prior notice of the applicable Security Regulations or security or audit measures.

Section 1.5 Representatives. Each Party will designate on Exhibit A an employee, officer, or authorized representative, of which maintains sufficient authority to contractually bind the respective Party to be the primary point of operational contact with respect to the Services and to coordinate access to financial information related to the Business and retained by Burlington. Burlington warrants that its designee will be empowered to cause the performance and delivery of the Services. Burlington’s designee will have overall responsibility for coordinating on behalf of Burlington the performance and delivery of the Services and for coordinating the performance of the Services with the designee of Buyer. Subject to the other provisions hereof, each Party will make commercially reasonable efforts to channel all communications to the other Party regarding the Services and this Agreement through their respective designee.

Article II
COMPENSATION

Section 2.1 Compensation for Services. The fee to be paid the Services is set forth in Exhibit A (collectively, the “Fees”). Subject to and in accordance with Exhibit A, the Fees will constitute full payment by Buyer for the Services, including any and all amounts due to any Subcontractors, which will be the sole responsibility of Burlington. During the Service Period, Burlington will invoice Buyer for the Fees in arrears on a monthly basis. Unless otherwise provided in Exhibit A, payment terms will be net 30 days from the date of invoice, and payments will be made in U.S. dollars.

Section 2.2 Taxes. Each Party shall be responsible for (a) any real or personal property taxes on property it owns or leases, (b) franchise and similar taxes on its business, (c) the employment taxes of its employees and (d) taxes based on its net income. Except as provided in the immediately preceding sentence, Buyer shall be responsible for all taxes in connection with this Agreement, including any sales, use, excise, value added, services, consumption and other taxes assessed on the provision of Services by Burlington, on the fees and expenses paid by Buyer pursuant to this Agreement, and on any goods or Services used or consumed in connection with the provision of Services under this Agreement. Burlington shall be responsible for filing all tax returns with respect to the taxes specified in the preceding sentence and paying all such taxes on a timely basis, only except where the law imposes such obligations directly on Buyer, and Buyer shall promptly reimburse Burlington for all taxes (but not interest or penalties) paid by it that are to be borne by Buyer pursuant to this Section 2.5.

Article III
CONFIDENTIALITY; OWNERSHIP OF DATA AND NO GRANT OF LICENSE

Section 3.1 Confidentiality.

(a) Each Party agrees that all proprietary, secret or confidential information (including the Buyer Data) concerning the other Party acquired in the course of the Services being provided or received, as applicable, hereunder shall only be used in accordance with this Agreement and only for the purposes of performing its obligations or exercising its rights under this Agreement and, except as expressly set forth in this Agreement or in any other written agreement or instrument between the Parties, will not be disclosed by the other Party, its agents or employees without the prior written consent of the first Party. Each Party shall hold and shall cause its Representatives to hold in strict confidence all such proprietary, secret or confidential information unless (i) such Party is compelled to disclose such information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or (ii) such information can be shown to have been (A) in the public domain through no fault of such Party or (B) lawfully acquired on a non-confidential basis from other sources.

(b) Notwithstanding the foregoing, such Party may disclose such information to its Representatives on a need to know basis so long as such persons are informed by such Party of the confidential nature of such information, are directed by such Party to treat such information confidentially in accordance with the terms of this Agreement and agree to do so. If such Party or any of its Representatives becomes legally compelled to disclose any documents or information subject to this Section 3.1, such Party will promptly notify the other Party so that the other Party may seek a protective order or other remedy or waive such Party’s compliance with this Section 3.1. If no such protective order or other remedy is obtained or waiver granted, such Party will furnish only that portion of the information that it is advised by legal counsel is legally required and will exercise its reasonable efforts to obtain adequate assurance that confidential treatment will be accorded such information. Such Party agrees to be responsible for any breach of this Section 3.1 by it and its Representatives.

(c) Each Party will use the same care and discretion as it uses to protect its own proprietary, secret or confidential information from undesired disclosure, publication and dissemination, and in any event reasonable care and discretion, to protect the proprietary, secret or confidential information of the other Party that is in its possession or under its control from disclosure, publication, and dissemination. Except as otherwise agreed upon in writing by the Parties, Burlington shall not make use of any proprietary, secret or confidential information (including the Buyer Data (as defined below)) for its own benefit or for the benefit of any third party.

Section 3.2 Ownership of Data; No Grant of License. All records, data files (and the data contained therein, including personally identifiable data), input materials, reports and other materials received, computed, developed, processed or stored for or on behalf of Buyer by or at the direction of Burlington (collectively the “Buyer Data”) pursuant to this Agreement following the Closing will be the exclusive property of Buyer. Neither Burlington nor any of its Subsidiaries or Affiliates nor any of their respective Representatives will possess any interest, title, lien or right in connection therewith. Burlington will not, and will cause its Subsidiaries, Affiliates and Representatives not to, sell, assign, lease, commercially exploit Buyer Data or otherwise use Buyer Data for any purpose other than in support of Burlington’s obligations hereunder. Upon termination of any Service provided hereunder, Burlington will promptly provide Buyer reasonable access to retained Buyer Data, whereupon such Buyer Data will be transferred to Buyer, deleted, or otherwise made available to Buyer as Buyer may request, of which such request may be made by Buyer at any time. Such access to, deletion, and/or transfer of Buyer Data will be provided by Burlington to Buyer and its Representatives at no charge to Buyer. Nothing contained in this Section 3.2 shall reduce, terminate or otherwise affect Burlington’s rights under the Purchase Agreement and other transactional documents related thereto.

Section 3.3 Data Protection. While carrying out its duties under this Agreement, Burlington shall only process personal data received from Buyer (a) in such a manner as is necessary to carry out the Services, (b) in accordance with the instructions of Buyer, (c) in accordance with Applicable Laws relating to the protection of information commonly known as “sensitive personal information,” “personally identifiable information,” “personal information,” “personal data” or similar terms, and (d) using appropriate technical and organizational measures to protect the security of personal data in accordance with Applicable Laws and to prevent the unauthorized or unlawful processing of such personal data and/or the accidental loss or destruction of, or damage to, such personal data.  If Burlington becomes aware of, or reasonably suspects, a breach of the security of personal data, Burlington shall notify Buyer without undue delay and shall reasonably cooperate with Buyer with regard to such incident in order to assist Buyer in its investigation and response to the incident.

Section 3.4 No Grant of License. The Parties acknowledge that the other party is not by this Agreement granting any right or license whatsoever, by implication, estoppel, or otherwise, to the other party to utilize any information, know-how, proprietary data, trademarks, copyrights or patent rights that a Party may have or may secure in the future.

Article IV
MISCELLANEOUS

Section 4.1 Notices. All notices and other communications hereunder shall made in accordance with Section 12.3 of the Purchase Agreement.

Section 4.2 Term and Termination.

(a) The term of this Agreement shall commence as of the Effective Date. Subject to this Section 4.2, Burlington will provide the Services until the end of the Service Period, subject to any extension of the Service Period as provided in Section 1.1.

(b) Upon termination of this Agreement, all rights and obligations of each Party hereunder (other than as to any payments due hereunder), shall cease as of the effective date of such termination, and any amounts owed by either Party hereunder shall be paid in full. Notwithstanding the foregoing, Articles II, III and IV and 1.3 shall survive termination of this Agreement.

(c) If this Agreement or any Service is terminated, Burlington will continue to provide Buyer with reasonable access to all relevant records and other information as is reasonably necessary or requested by Buyer.

Section 4.3 Independent Contractor. Burlington shall be an independent contractor and not an employee of, or partner or joint venturer with, Buyer. The Parties are not joint employers for any purpose, and Burlington will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of its employees and Representatives providing Services hereunder.

Section 4.4 Entire Agreement. and the Purchase Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both oral or written, with respect to such subject matter. In case of conflict between the terms and conditions of this Agreement and Exhibit A, the terms and conditions of Exhibit A will control and govern as it relates to the Services to which those terms and conditions apply. In the event of any inconsistency between the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement will control.

Section 4.5 Amendment; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parties at any time. Any failure of Buyer, on the one hand, or Burlington, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Burlington (with respect to any failure by Buyer) or by Buyer (with respect to any failure by Burlington), respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 4.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 4.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 4.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed and interpreted in accordance with, and the validity of this Agreement shall be judged by, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law or another jurisdiction.

Section 4.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.11 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Transition Assistance Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

BURLINGTON:

Burlington Capital, LLC

By:	/s/ Lisa Roskens
Lisa Roskens
Chairman and CEO

BUYER:

CC Acquisition Corp.

By:	/s/ Matthew Atkinson
Matthew Atkinson
Chief Executive Officer

EXHIBIT A

SERVICES

Buyer Representative – Matthew Atkinson

Burlington Representative – Pam Finn

Services - any and all services provided by Burlington to the Sellers prior to the Closing, including without limitation, bookkeeping, billing, collections, IT, office space, (collectively “General Services” and payroll and employee benefits (“Personnel Expenses”).

Fees - In exchange for the General Services, Buyer shall issue to Burlington a warrant for the purchase of 777,778 shares of Class B Common Stock of the Buyer at an exercise price of $0.642856 per share of for a gross exercise price of $500,000 with such option to be exercisable within ninety (90) days of the date of issuance. The warrant shall not be exercisable on a cashless basis.

In addition, Burlington shall invoice Buyer for its actual out of pocket costs for any 30-day Service Period with respect to the Personnel Services agreed by Burlington and Buyer.